UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2018
THE DAVEY TREE EXPERT COMPANY
(Exact name of registrant as specified in its charter)

Ohio	000-11917	34-0176110
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)

1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
(Address of principal executive offices) (Zip Code)

(330) 673-9511
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	Direct Financial Obligation
Note Purchase Agreement
On September 21, 2018, The Davey Tree Expert Company (the “Company”) entered into a Note Purchase and Private Shelf Agreement (the “Purchase Agreement”) with PGIM, Inc. (“Prudential”) and each of the initial purchasers named in the Purchaser Schedule attached to the Purchase Agreement, pursuant to which the Company has sold its 3.99% Senior Notes, Series A, due September 21, 2028 (the “Series A Notes”), in an aggregate principal amount of $50 million. Subsequent series of promissory notes may be issued from time to time pursuant to the Purchase Agreement (the “Shelf Notes”) in an aggregate additional principal amount not to exceed $50 million, subject to the satisfaction of certain conditions set forth in the Purchase Agreement.
Pursuant to a Subsidiary Guaranty Agreement, the Series A Notes are guaranteed by the following subsidiaries of the Company: Davey Tree Surgery Company, Wolf Tree, Inc., The Care of Trees, Inc., and Davey Resource Group, Inc.
Interest will be payable semiannually in arrears, calculated on the basis of a 360-day year of twelve 30-day months. Principal payments in equal installments of $10 million are required annually on September 21 beginning on September 21, 2024 through September 21, 2027, and the remaining unpaid principal balance of the Series A Notes will become due on September 21, 2028. The Purchase Agreement contains customary representations and warranties, events of default, and covenants, including covenants related to limitations on indebtedness, transactions with affiliates and the maintenance of certain financial ratios. The Company may prepay at any time all, or from time to time any part of, the outstanding principal amount of the Series A Notes, subject to the payment of a make-whole amount.
The net proceeds of the Series A Notes will be used for general corporate purposes and to pay down borrowings under the Company’s existing revolving credit facility. The Series A Notes rank pari passu with all other senior unsecured obligations of the Company.
Amendment to Credit Agreement
On September 21, 2018, the Company entered into a First Amendment to its Third Amended and Restated Credit Agreement (the “Amendment”), by and among The Davey Tree Expert Company and KeyBank National Association, as lead arranger, syndication agent and administrative agent for the various lending institutions named therein dated as of October 6, 2017 (as amended, the “Credit Agreement”). The lending institutions party to the Credit Agreement, in addition to KeyBank National Association, include Wells Fargo Bank, N.A., PNC Bank, National Association, and JPMorgan Chase Bank, N.A.
The Amendment amends certain provisions and covenants in the Credit Agreement to generally conform them to the corresponding provisions and covenants contained in the Purchase Agreement. The Amendment, among other things, (i) introduces a “maintenance of properties” covenant to the Credit Agreement to conform with the corresponding covenant in the Purchase Agreement, (ii) provides the lenders under the Credit Agreement with corresponding lien rights, (iii) amends the “most favored lender” provision in the Credit Agreement to conform with the corresponding “most favored” provision in the Purchase Agreement, and (iv) amends and restates the cross default provision in the Credit Agreement to conform with the corresponding provision in the Purchase Agreement.
The Amendment also permits the Company to incur indebtedness arising under the Purchase Agreement in an aggregate principal amount not to exceed $75 million, which includes the $50 million of Series A Notes plus an additional $25 million in Shelf Notes. As a result, if the Company seeks to issue and sell any Shelf Notes in excess of the $25 million permitted under the Amendment, a further amendment to the Credit Agreement would be required for such a transaction to be permissible under the Credit Agreement. All other material terms and conditions of the Credit Agreement remain unchanged as a result of the Amendment.
No material relationship exists between the Company and any of the lending institutions, except that the lending institutions provide or may provide other banking services not specifically outlined in the Credit Agreement to the Company in the ordinary course of their respective business operations.
The foregoing descriptions of the Purchase Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Amendment, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description to Exhibit
10.1	Master Note Purchase and Private Shelf Agreement dated September 21, 2018
10.2	First Amendment to Third Amended and Restated Credit Agreement dated September 21, 2018
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Joseph R. Paul, Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financial Officer)

Date: September 27, 2018